- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               LOMAK PETROLEUM
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               LOMAK PETROLEUM
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               (Lomak letterhead)













Dear Shareholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend Lomak's 1996 Annual Meeting to be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas on Thursday, May 23, 1996 at 9:00 a.m. local time.

     Details of the meeting are given in the enclosed Notice of Meeting. During the meeting, we plan to review the business and affairs of the Company and our plans for the coming year.

     We hope you personally attend the meeting, but whether or not you expect to attend, please sign and return the enclosed proxy card at your earliest convenience so that your shares will be represented and voted at the Annual Meeting. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Meeting, may withdraw it and vote in person.


                                                  Sincerely,


                                                  John H. Pinkerton
                                                  President
















April 23, 1996
Fort Worth, Texas

                              LOMAK PETROLEUM, INC.
                       500 THROCKMORTON STREET, SUITE 2104
                             FORT WORTH, TEXAS 76102

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 23, 1996

To the Stockholders of Lomak Petroleum, Inc.:

         The Annual Meeting of Stockholders ("Meeting") of Lomak Petroleum, Inc. (the "Company") will be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas, on Thursday, May 23, 1996 at 9:00 a.m. local time. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Meeting at the Company's headquarters, 500 Throckmorton Street, Fort Worth, Texas. Such list will also be produced at the time and place of the Meeting and be kept open during the Meeting for the inspection by any stockholder who may be present. The purposes for which the Meeting is to be held are as follows.

          1.   To elect a board of seven Directors, each for one-year terms.

          2. To consider and adopt an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock from 20,000,000 to 35,000,000 shares and increasing the number of authorized shares of Preferred Stock from 2,000,000 to 4,000,000 shares.

          3. To consider and adopt an amendment to the Company's Stock Option Plan increasing the number of authorized shares in the Plan from
               1.5 to 2 million shares of common stock, par value $.01 per share ("Common Stock").

          4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The holders of shares of Common Stock, the Company's $2.03 Convertible Exchangeable Preferred Stock and the Company's 7-1/2% Cumulative Convertible Exchangeable Preferred Stock of record as at the close of business on April 17, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof.

         Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Meeting, may withdraw it and vote in person.

                                     BY THE ORDER OF THE BOARD OF DIRECTORS


                                                 Jeffery A. Bynum
                                                 Secretary

April 23, 1996
Fort Worth, Texas

                              LOMAK PETROLEUM, INC.
                             500 THROCKMORTON STREET
                                   SUITE 2104
                             FORT WORTH, TEXAS 76102

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 23, 1996

         The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of LOMAK PETROLEUM, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Thursday, May 23, 1996 at 9:00 a.m. local time, at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas 76102 and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Annual Meeting of Stockholders and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about April 23, 1996, to all holders of the Company's Common Stock, $.01 par value ("Common Stock"), the Company's $2.03 Convertible Exchangeable Preferred Stock, $1 par value ("$2.03 Preferred") and the Company's 7-1/2% Cumulative Convertible Exchangeable Preferred Stock, Series A and B, $1 par value ("7-1/2% Preferred") (collectively the "Stockholders") of record on April 17, 1996. Shares of the Common Stock, and shares of the 7-1/2% Preferred Stock and $2.03 Preferred, (collectively the "Preferred Stock"), represented by proxies will be voted as hereinafter described or as otherwise specified by each Stockholder. Any proxy given by a Stockholder may be revoked by the Stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The persons named as proxies are John H. Pinkerton and Chad L. Stephens, President and Vice President of the Company, respectively. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage firms and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

                                  VOTING RIGHTS


         Only holders of shares of Common Stock and Preferred Stock of record at the close of business on April 17, 1996 will be entitled to vote at the Meeting. On April 1, 1996, the Company had 13,504,488 issued and outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter, 1,150,000 outstanding shares of $2.03 Preferred, each such share entitling the holder thereof to one vote on each matter and 177,600 shares of 7-1/2% Preferred, each such share entitling the holder thereof to two votes per share. Holders of shares of Common Stock and Preferred Stock are not entitled to cumulative voting rights.

         The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock in the aggregate entitled to vote shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a plurality of the shares cast at the Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares cast at the Meeting will be required to act on all other matters to come properly before the Meeting, except for Proposal III as to which the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Meeting shall be required. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter and, in the case of matters other than the election of directors and Proposal III, will not be treated as a vote against such matter. Broker non-votes are treated as shares from which voting power has been withheld by the beneficial owners of such shares and, therefore, as votes not cast.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of April 1, 1996 regarding (i) the share ownership of the Company by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Preferred Stock of the Company, (ii) the share ownership of the Company by each Director and each of the four Named Executive Officers (as defined under "Executive Compensation-Summary Compensation Table") and (iii) the share ownership by all Directors and executive officers of the Company, as a group. The business address of each Officer and Director listed below is: c/o Lomak Petroleum, Inc., 500 Throckmorton Street, Suite 2104, Fort Worth, Texas 76102.

                                                                        COMMON STOCK
                                                                        ------------
                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY      PERCENT
OWNER                                                                OWNED         OF CLASS
- -----                                                                -----         --------
Thomas J. Edelman                                                  891,445  (1)      6.6%
John H. Pinkerton                                                  424,794  (2)      3.1%
C. Rand Michaels                                                   226,829  (3)      1.7%
Robert E. Aikman                                                    69,566  (4)      0.5%
Anthony V. Dub                                                      36,764  (5)      0.3%
Allen Finkelson                                                     28,647  (6)      0.2%
Ben A. Guill                                                        25,000           0.2%
Chad L. Stephens                                                    98,222  (7)      0.7%
Thomas W. Stoelk                                                    14,500  (8)      0.1%
All Directors and executive officers as a group (12 persons)     1,976,160  (9)     14.6%
 .......................
Public Employees Retirement System of Ohio                       1,200,000  (10)     8.9%
Guardian Life Insurance Company of America                         503,432  (11)     3.6%
Fidelity Management & Research Company                             366,132  (12)     2.6%
Palisade Capital                                                   320,366  (13)     2.3%
Merrill Lynch Asset Management                                     240,274  (14)     1.8%
Pecks Management                                                   228,834  (15)     1.7%
Putnam Investments                                                 137,300  (16)     1.0%
Orefund                                                            117,647  (17)     0.9%

                                                                        COMMON STOCK
                                                                        ------------
                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY      PERCENT
OWNER                                                                OWNED         OF CLASS
- -----                                                                -----         --------

David H. Smith, M.D.                                                98,975  (18)     0.7%
Pirvest, Inc.                                                       85,274  (19)     0.6%
Spear Benzak Saloman & Ferrell, Inc.                                58,823  (20)     0.4%
H.E.C. Support Fund                                                 35,294  (21)     0.3%

- -----------------

(1) Includes 11,764 shares issuable upon conversion of Mr. Edelman's 4,000 shares of 7 1/2% Preferred; 75,000 shares which may be purchased under currentLY exercisable options; 248,071 shares held under IRA, KEOGH and pension plan accounts; 29,916 shares owned by Mr. Edelman's spouse and 71,200 shares owned by Mr. Edelman's minor children, to which Mr. Edelman disclaims beneficial ownership.
(2) Includes 121,667 shares which may be purchased under currently exercisable stock options; 133,959 shares held under IRA and pension plan accounts; 946 shares owned by Mr. Pinkerton's minor children and 743 shares owned by Mr. Pinkerton's spouse, to which Mr. Pinkerton disclaims beneficial ownership.
(3) Includes 1,804 shares held under the IRA account; 84,464 shares owned by the spouse and 19,460 shares owned by the children of Mr. Michaels, to which Mr. Michaels disclaims beneficial ownership; 35,666 shares which may be purchased under currently exercisable stock options.
(4) Includes 12,600 shares which may be purchased under currently exercisable stock options; 7,366 shares owned by Mr. Aikman's spouse, to which Mr. Aikman disclaims beneficial ownership.
(5) Includes 11,764 shares issuable upon conversion of 4,000 shares of 7 1/2% Preferred.
(6) Includes 3,600 shares which may be purchased under currently exercisable options.
(7) Includes 36,167 shares which may be purchased under currently exercisable stock options; 3,879 shares owned by Mr. Stephen's minor children and 10,000 shares owned by Mr. Stephen's spouse, to which Mr. Stephen's disclaims beneficial ownership.
(8) Includes 13,500 shares which may be purchased under currently exercisable stock options.
(9) Includes 323,428 shares which may be purchased under currently exercisable stock options; 8,000 shares of 7 1/2% Preferred.
(10) Such person's address is 227 East Town Street, Columbus, Ohio 43215.
(11) Includes 503,432 shares issuable upon conversion of 191,304 shares of $2.03 Preferred. Such person's address is 201 Park Avenue, New York, New York 10003.
(12) Includes 366,132 shares issuable upon conversion of 139,130 shares of $2.03 Preferred. Such person's address is 82 Devonshire, Boston, Massachusetts 02110.
(13) Includes 320,366 shares issuable upon conversion of 121,739 shares of $2.03 Preferred. Such person's address is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.
(14) Includes 240,274 shares issuable upon conversion of 91,304 shares of $2.03 Preferred. Such person's address is 800 Scuddersmill Road, Plainsboro, New Jersey 08536.
(15) Includes 228,834 shares issuable upon conversion of 86,957 shares of $2.03 Preferred. Such person's address is 1 Rockefeller Place, Suite 320, New York, New York 10020.
(16) Includes 137,300 shares issuable upon conversion of 52,174 shares of $2.03 Preferred. Such person's address is One Post Office Square, Boston, Massachusetts 02109.
(17) Includes 117,647 shares issuable upon conversion of 40,000 shares of 7 1/2% Preferred. Such person's address is 1300 SW Fifth Avenue, Portland, Oregon 97201.
(18) Such person's address is 599 Lexington Avenue, New York, New York 10022.
(19) Includes 58,823 shares issuable upon conversion of 20,000 shares of 7 1/2% Preferred. Such person's address is 5608 Malvey Avenue, Fort Worth, Texas 76107.
(20) Includes 58,823 shares issuable upon conversion of 20,000 shares of 7 1/2% Preferred. Such person's address is 46 Rockefeller Plaza, New York, New York 10111.
(21) Includes 35,294 shares issuable upon conversion of 12,000 shares of 7 1/2% Preferred. Such person's address is One Prince Center, Holland, Michigan 49423.

                       PROPOSAL I - ELECTION OF DIRECTORS

NOMINATION AND ELECTION OF DIRECTORS

     The Board has nominated Messrs. Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, C. Rand Michaels, and John H. Pinkerton (all of whom are members of the present Board) to serve as Directors of the Company for terms of one year expiring at the 1997 Annual Meeting of Stockholders and until their successors have been elected and qualified.

     Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board may recommend. Management does not presently contemplate that any of the nominees will become unavailable for election for any reason.

         THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the names of the nominees and certain information with regard to each nominee.


                                          HELD
  NAME OF NOMINEE              AGE    OFFICE SINCE        POSITION WITH COMPANY
  ---------------              ---    ------------        ---------------------
 Robert E. Aikman              64         1990            Director

 Anthony V. Dub                46         1995            Director

 Thomas J. Edelman             45         1988            Chairman and Director

 Allen Finkelson               49         1994            Director

 Ben A. Guill                  45         1995            Director

 C. Rand Michaels              58         1976            Vice Chairman
                                                          and Director

 John H. Pinkerton             42         1988            President, Chief Executive
                                                          Officer and Director


Nominees for Election at Annual Meeting:

         ROBERT E. AIKMAN, a Director, joined the Company in 1990. Mr. Aikman has more than 40 years experience in petroleum and natural gas exploration and production throughout the United States and Canada. From 1984 to 1994 he was Chairman of the Board of Energy Resources Corporation. From 1979 through 1984, he was the President and principal shareholder of Aikman Petroleum, Inc. From 1971 to 1977, he was President of Dorchester Exploration Inc., and from 1971 to 1980, he was a Director and a Member of the Executive Committee of Dorchester Gas Corporation. Mr. Aikman is also Chairman of Provident Trade Company, President of EROG, Inc., and President of The Hawthorne Company, an entity which organizes joint ventures and provides advisory services for the acquisition of oil and gas properties, including the financial restructuring, reorganization and sale of companies. He was President of Enertec Corporation which was reorganized under Chapter 11 of the Bankruptcy Code in December 1994. In addition, Mr. Aikman is a director of the Panhandle Producers and Royalty Owners Association and a member of the Independent

Petroleum Association of America, Texas Independent Producers and Royalty Owners Association and American Association of Petroleum Landmen. Mr. Aikman graduated from the University of Oklahoma in 1952.

     ANTHONY V. DUB, was elected to serve as a Director of the Company in 1995. Mr. Dub is Managing Director-Senior Advisor of CS First Boston, an international investment banking firm with headquarters in New York City. Mr. Dub joined CS First Boston in 1971 and was named a Managing Director in 1981. Mr. Dub received his Bachelor of Arts Degree from Princeton University in 1971.

     THOMAS J. EDELMAN, holds the office of Chairman and is Chairman of the Board of Directors. Mr. Edelman joined the Company in 1988 and served as its Chief Executive Officer until 1992. Since 1981, Mr. Edelman has been a director and President of Snyder Oil Corporation. Prior to 1981, Mr. Edelman was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman is also a director of Petroleum Heat & Power Co., Inc., a Connecticut based fuel oil distributor, Star Gas Corporation, a company which distributes propane gas, Amerac Energy Corporation, a public domestic exploration and production company, and Command Petroleum Limited, an international exploration and production company affiliated with Snyder Oil Corporation.

     ALLEN FINKELSON, was appointed a Director in 1994. Mr. Finkelson has been a partner at Cravath, Swaine & Moore since 1977, with the exception of the period from September 1983 through August 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated. Mr. Finkelson was first employed by Cravath, Swaine & Moore as an associate in 1971. Mr. Finkelson received his Bachelor of Arts Degree from St. Lawrence University and his Doctor of Laws Degree from Columbia University School of Law.

     BEN A. GUILL, was elected to serve as a Director of the Company in 1995. Mr. Guill is a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas focused exclusively on the oil service and equipment industry. Mr. Guill has been with Simmons & Company since 1980. Prior to joining Simmons & Company, Mr. Guill was with Blyth Eastman Dillon & Company from 1978 to 1980. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

     C. RAND MICHAELS, who holds the office of Vice Chairman and is a Director, served as President and Chief Executive Officer of the Company from 1976 through 1988 and Chairman of the Board from 1984 through 1988, when he became Vice Chairman. Mr. Michaels received his Bachelor of Science Degree from Auburn University and his Master of Business Administration Degree from the University of Denver. Mr. Michaels is also a director of American Business Computers Corporation of Akron, Ohio, a public company serving the beverage dispensing and fast food industries.

     JOHN H. PINKERTON, President, Chief Executive Officer and a Director, joined the Company in 1988. He was appointed President in 1990 and Chief Executive Officer in 1992. Previously, Mr. Pinkerton was Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his Bachelor of Arts Degree in Business Administration from Texas Christian University and his Master of Arts Degree in Business Administration from the University of Texas.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

     During 1995, the Board met in person or by telephone nine times. During 1995, each Director attended or participated in at least 75% of the meetings of the Board and of the Committees on which they served. In addition, management confers frequently with its Directors on an informal basis to discuss Company affairs.

         The Board has established three committees to assist in the discharge of its responsibilities.

     EXECUTIVE COMMITTEE. The Executive Committee was established in 1994 to review and authorize actions required in the management of the business and affairs of the Company, which would otherwise be determined by the Board, where it is not practicable to convene the full Board. The members of the Executive Committee are Messrs. Edelman, Finkelson and Pinkerton. During 1995, the Committee held no meetings.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding pensions and other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The members of Compensation committee are Messrs. Aikman, Finkelson and Guill. During 1995, the Committee held one meeting.

     AUDIT COMMITTEE. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of Lomak and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Lomak as it may find appropriate or as have been brought to its attention. The members of the audit committee are Messrs. Aikman, Dub and Guill. During 1995, the Committee held one meeting.

     Non-officer Directors receive $3,750 per calendar quarter and $750 for each Committee meeting attended and are reimbursed for expenses of attending Board and Committee meetings. Directors who are officers of the Company or its affiliates are not compensated for their Board and Committee activities.

                               EXECUTIVE OFFICERS

     Set forth below is certain information, as of April 1, 1996, regarding the executive officers of the Company:



  NAME                         AGE    OFFICER SINCE       POSITION(S) WITH COMPANY
  ----                         ---    -------------       ------------------------
  Thomas J. Edelman            45         1988            Chairman

  John H. Pinkerton            42         1988            President and Chief
                                                          Executive Officer

  C. Rand Michaels             58         1976            Vice Chairman

  Jeffery A. Bynum             41         1985            Vice President - Land

  Steven L. Grose              47         1980            Vice President - Appalachia Region

  Chad L. Stephens             41         1990            Vice President - Midcontinent Region

  Thomas W. Stoelk             40         1994            Vice President - Finance

  John R. Frank                40         1994            Controller

     For biographical information with respect to Messrs. Edelman, Pinkerton and Michaels, see "Election of Directors - Information Concerning Nominees" above.

     JEFFERY A. BYNUM, Vice President-Land and Secretary, joined the Company in 1985. Previously, Mr. Bynum was employed by Crystal Oil Company and Kinnebrew Energy Group of Shreveport, Louisiana. Mr. Bynum holds a Professional Certification with American Association of Petroleum Landmen and attended Louisiana State University in Baton Rouge, Louisiana and Centenary College in Shreveport, Louisiana.

     STEVEN L. GROSE, Vice President-Appalachia Region, joined the Company in 1980. Previously, Mr. Grose was employed by Halliburton Services, Inc. as a Field Engineer from 1971 until 1974. In 1974, he was promoted to District Engineer and in 1978, was named Assistant District Superintendent based in Pennsylvania. Mr. Grose is a member of the Society of Petroleum Engineers and a trustee of The Ohio Oil and Gas Association. Mr. Grose received his Bachelor of Science Degree in Petroleum Engineering from Marietta College.

     CHAD L. STEPHENS, Vice President-Midcontinent Region, joined the Company in 1990. Previously, Mr. Stephens was a landman with Duer Wagner & Co., an independent oil and gas producer, since 1988. Prior thereto, Mr. Stephens was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was a landman for Cities Service Company and HNG Oil Company. Mr. Stephens received his Bachelor of Arts Degree in Finance and Land Management from the University of Texas.

     THOMAS W. STOELK, Vice President - Finance and Chief Financial Officer, joined the Company in 1994. Mr. Stoelk is a Certified Public Accountant and was a Senior Manager with Ernst & Young LLP. Prior to rejoining Ernst & Young LLP in 1986 he was with Partners Petroleum, Inc. Mr. Stoelk received his Bachelor of Science Degree in Industrial Administration from Iowa State University.

     JOHN R. FRANK, Controller and Chief Accounting Officer, joined the Company in 1990. From 1989 until he joined Lomak in 1990, Mr. Frank was Vice President Finance of Appalachian Exploration, Inc. Prior thereto, he held the positions of Internal Auditor and Treasurer with Appalachian Exploration, Inc. beginning in 1977. Mr. Frank received his Bachelor of Arts Degree in Accounting and Management from Walsh College and attended graduate studies at the University of Akron.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for officers and certain other managers and administers the Company's stock option plan for all employees.

     In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other similar size oil and gas companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options and restricted stock grants are intended both to retain executives and to motivate them to improve long-term stock market performance.

     In establishing total cash compensation (salary plus bonus) for its executives, the Company targets the median cash compensation for competitors of executives having similar responsibilities. Base salaries have historically been set below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. The base salary for Mr. Pinkerton was increased 23% during 1995. Mr. Pinkerton's bonus is based primarily on Company performance. The Committee has not established any particular formula or singled out particular factors as more important than others. In determining Mr. Pinkerton's larger bonus for 1995, the Committee considered the fact that 1995 constituted the sixth consecutive year in which the Company had established records for virtually all financial parameters, including revenues, cash flow and net income. In addition, the Committee considered more subjective criteria, such as steps taken during 1995 to improve the Company's long-term prospects. The bonuses of other executives are influenced by Company performance, but are determined primarily based upon performance of the executive's duties and success in attaining performance goals which are directed toward improving Company performance.

         Stock options and bonuses are awarded to Mr. Pinkerton and other executives and key employees to retain and motivate the grantees and to improve long-term market performance. To date, options have been granted only at the prevailing market price and will have value only if the price of the Common Stock increases. Generally, to provide incentives for its executives to remain with the Company and to benefit for the improvement in the performance of the Company, options have a term of five years and vest 30% after one year, an additional 30% after two years and fully after three years. An employee must be employed by the Company at the time of vesting in order to exercise the options. In addition, annual bonuses are awarded with 50% of the amount payable in the year of the award, 25% vesting on January 1 of the year following the award and the remaining 25% vesting on January 1 of the second year after the award. These bonuses are payable, at the option of the employee, in cash or shares of the Company's Common Stock valued at 75% of the prevailing market rate at the time of the award. An employee must be employed by the Company at the time of vesting in order to receive the vested bonus previously granted to such employee. The restricted stock issued pursuant to the bonuses represents unregistered shares and therefore initially cannot be sold by the recipient.

         The Committee generally determines the number of options granted and the amount of the bonuses awarded to Mr. Pinkerton and to other executives and key employees based on how an individual's responsibilities might affect the long-term price of the Common Stock. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate.

         In the aggregate, approximately 23% of the Named Executive Officers' cash compensation for 1995 consisted of incentive bonuses tied to Company and individual performance. Mr. Pinkerton received approximately 37% of his cash compensation for 1995 from incentive bonuses. When the potential future value of stock options and restricted stock grants are included (assuming a 10% annual increase in the stock price), approximately 70% of the total compensation of Mr. Pinkerton for 1995 is from incentives which are linked to creation of stockholder value.

         No voting member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any Compensation Committee Interlocks during the Company's last fiscal year.

         The foregoing report has been furnished by the members of the Committee have such authority to vote:
                                Robert E. Aikman
                                Allen Finkelson
                                Ben A. Guill

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The voting members of the Company's Compensation Committee consists of Messrs. Aikman, Finkelson and Guill, none of whom are officers of the Company.

SUMMARY COMPENSATION TABLE

         The following table sets forth information for the fiscal years ended December 31, 1995, 1994, and 1993 respecting all compensation awarded to, earned by or paid to all persons who were chief executive officers at anytime in 1995 and the four highest paid executive officers (named executives), other than the Chief Executive Officer, whose aggregate annual salary and bonuses exceeded $100,000 for the 1995 fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                Long-term
                                                 Annual Compensation           Compensation
                                               -------------------------    -------------------
             Name and                                                          Stock Option         All Other
        Principal Position            Year        Salary      Bonus(a)          Awards (#)       Compensation(b)
- -------------------------------------------------------------------------------------------------------------------

Thomas J. Edelman                     1995         $120,480    $ 63,750           50,000              $ 10,608
Chairman                              1994          100,000      37,500           50,000                 8,246
                                      1993           50,000      50,000           50,000                 2,808

John H. Pinkerton                     1995          151,750     147,500           50,000                14,062
President & Chief Executive           1994          145,846     108,500           50,000                13,610
Officer                               1993          123,000      75,500           25,000                12,733

C. Rand Michaels                      1995          100,000      29,000           25,000                 8,378
Vice Chairman                         1994          100,000      23,500           25,000                 8,246
                                      1993          100,000      22,500           25,000                 8,246

Chad L. Stephens                      1995           89,788      41,250           25,000                 7,093
Vice President-Midcontinent           1994           76,192      37,000           25,000                 5,460

Thomas W. Stoelk                      1995           98,471      31,250           25,000                 8,159
Vice President-Finance

(a) Includes amounts earned or vested in the specified fiscal year, whether or not received during such fiscal year. Annual bonuses are awarded with 50% of the amount payable in the year of the award, 25% vesting on January 1 of the year following the award and the remaining 25% vesting on January 1 of the second year after the award. These bonuses are payable, at the option of the employee, in cash or shares of the Company's Common Stock valued at 75% of the prevailing market rate at the time of the award. An employee must be employed by the Company at the time of vesting in order to receive the vested bonus previously granted to such employee. The restricted stock issued pursuant to the bonuses represent unregistered shares and therefore initially cannot be sold by the recipient.

(b)  Represents amounts contributed by the Company to the Employee 401(k) Plan.

STOCK OPTION GRANTS AND EXERCISES

         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to key employees and certain other persons who are not employees for advice or other assistance or services to the Company. The plan permits issuance of up to 1.5 million options on shares of Common Stock to be outstanding at any time subject to the limitation that the outstanding options cannot exceed 10% of all outstanding Common Stock on a fully diluted basis. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At December 31, 1995 a total of 977,149 options had been granted under the plan of which 391,244 were exercisable at that date. The options outstanding at December 31, 1995 were granted at exercise prices ranging from $3.38 to $9.38 per share. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant.

         The Company's outside directors stock option plan (the "Directors Plan"), which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to outside directors of the Company. The plan permits optionees to acquire up to 200,000 shares of Common Stock and all options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At December 31, 1995 a total of 44,000 options had been granted under the plan of which 3,600 were exercisable at that date. The options outstanding at December 31, 1995 were granted at exercise prices ranging from $7.75 to $8.00 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information for the fiscal year ended December 31, 1995, regarding the grant of stock options to the Named Executive Officers. The stock options were granted at the market price on the date of grant. No stock appreciation rights have ever been granted by the Company.



                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                     Annual Rates of Stock
                                                                                    Price Appreciation for
                                          Individual Grants                               Option Term
                       --------------------------------------------------------     ------------------------
                         Number of      Percent of
                        securities     Total Options
                        Underlying      Granted to
                          Options      Employees in    Exercise    Expiration
        Name            Granted (#)     Fiscal Year      Price        Date              5%          10%
- ------------------------------------------------------------------------------------------------------------
Thomas J. Edelman             50,000            14.6%     $  7.00    3/17/00           $96,500     $213,500
John H. Pinkerton             50,000            14.6%        7.00    3/17/00            96,500      213,500
C. Rand Michaels              25,000             7.3%        7.00    3/17/00            48,250      106,750
Chad Stephens                 25,000             7.3%        7.00    3/17/00            48,250      106,750
Thomas W. Stoelk              25,000             7.3%        7.00    3/17/00            48,250      106,750

      (a) The assumed annual rates of stock price appreciation used in showing the potential realization value of stock option grants are prescribed by the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than assumed amounts. For options granted in 1995, the values shown for 5% and 10% appreciation equate to a stock price of $8.93 and $11.27, respectively, at the expiration date of the options.

                                       10

YEAR END OPTION VALUES TABLE

         The following table sets forth information at December 31, 1995, regarding exercisable and unexercisable options held by the Named Executive Officers. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock options and the year end Common Stock price of $9.75.

                                                         Number of Securities
                                                              Underlying        Value of Unexercised
                                                             Unexercised             In-the-Money
                                                          Options at Fiscal       Options at Fiscal
                              Shares                        Year-End 1995           Year-End 1995
                            Acquired on      Value       (Unexercisable (U)/     (Unexercisable (U)/
          Name             Exercise (#)     Realized       Exercisable (E))       Exercisable (E))
- ------------------------------------------------------------------------------------------------------
Thomas J. Edelman                   -0-      $    -0-                105,000 U            $197,500  U

                                                                      45,000 E              33,750  E

John H. Pinkerton                   -0-           -0-                 87,667 U             202,348  U
                                                                     152,333 E             891,018  E

C. Rand Michaels                  17,167        58,595                45,768 U             110,131  U
                                                                      24,065 E              92,855  E

Chad Stephens                     13,333        26,666                45,967 U             111,052  U
                                                                      22,700 E              84,676  E

Thomas W. Stoelk                    -0-           -0-                 32,000 U              79,250  U
                                                                       3,000 E               4,500  E


STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the percentage change in the cumulative total return of the Common Stock, Dow Jones Secondary Oils Index, and the S&P 500 Index for the five year period ending December 31, 1995. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1990. During this period, a dividend of $.01 per share was paid on the Common Stock.


                                 Comparison of Five-Year Cumulative Return
                             1990     1991     1992     1993     1994    1995
                             ----     ----     ----     ----     ----    ----
Lomak Pertoleum, Inc.        $100     $138     $104     $177     $167    $237
DJ Secondary Oils             100       98       99      110      118     132
S&P 500                       100      130      141      154      156     209


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         The Board has adopted a plan pursuant to which a key employee group comprised of executive officers and other key employees of the Company designated by the Board (the "Executive Group") will receive a certain level of severance and vesting benefits if there is a change in control of the Company and all other employees of the Company (the "Employee Group") will receive more limited severance and vesting benefits. Upon a change in control of the Company all non-vested securities, bonuses, 401(K) profit sharing payments, deferred compensation and other vesting obligations of the Company held by persons in both the Executive Group and the Employee Group, including, without limitation, all non-vested options to purchase Common Stock held by them, will automatically vest.

         If within one year of such change in control any person in the Executive Group is (a) terminated or (b) given job responsibilities or compensation which have been materially altered, then such person shall receive a lump sum payment (the "Executive Payment") equal to (i) an amount equal to such person's base salary for the year in which the Executive Payment is to be made plus (ii) an amount equal to the average of such person's bonuses for each of the two years prior thereto. If any person in the Employee Group is terminated within one year of such change in control, then such person shall receive a lump sum payment (the "Employee Payment") equal to (i) one quarter of such person's base salary for the year in which the

Employee Payment is to be made plus (ii) one quarter of the average of such person's bonuses for each of the two years prior thereto.

         Notwithstanding the foregoing, the amount of either the Executive Payment or the Employee Payment (collectively, the "Payment") is dependent upon the duration of employment with the Company, with each person receiving one third of the Payment if they have been employed by the Company for less than two years, two thirds of the Payment if they have been employed by the Company for between two and three years and receiving the full amount of the Payment if they have been employed by the Company for at least three years.
     .

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Edelman, Chairman of the Company, is also an executive officer and shareholder of Snyder Oil Corporation ("SOCO"). At December 31, 1995, Mr. Edelman owned 6.0% of the Common Stock. In 1995, SOCO sold its remaining shares of the Company's Common Stock. In 1995, the Company acquired SOCO's interest in certain wells located in Appalachia for $4 million. The price was determined based on arms-length negotiations through a third-party broker retained by SOCO. Subsequent to the transaction, the Company and SOCO no longer held interests in any of the same properties.

         During 1994 and 1995, the Company incurred fees of $369,000 and $145,000, respectively, to the Hawthorne Company in connection with acquisitions. Mr. Aikman, a director of the Company, is an executive officer and a principal owner of the Hawthorne Company. The fees were consistent with those paid by the Company to third parties for similar services.


                   PROPOSAL II - APPROVAL OF AMENDMENT TO THE
                       COMPANY'S ARTICLES OF INCORPORATION

         The Board of Directors on March 13, 1996 unanimously approved a proposed amendment to Article IV of the Company's Articles of Incorporation. The proposed amendment to Article Fourth would increase the number of authorized shares of Common Stock from 20,000,000 shares to 35,000,000 shares and increase the number of authorized shares of Preferred Stock from 2,000,000 shares to 4,000,000 shares. This proposed amendment, a copy of which is set forth in Exhibit A, is being submitted to the Meeting for Stockholder approval.


REASONS FOR PROPOSED AMENDMENT

         The Company's goal is to build itself into a prominent independent oil and gas company. A substantial portion of this growth is expected to be financed through the issuance of additional equity of the Company. In this regard, the Board believes that authorization of additional shares of Common Stock and Preferred Stock will provide the Company with greater flexibility in effectively consummating acquisitions and raising capital.

         The Board of Directors has the authority to issue shares of Common Stock and shares of Preferred Stock for such corporate purposes as it may from time to time deem to be in the best interests of the Company, including fixing the voting, dividend, redemption, conversion, liquidation and other terms of different series of Preferred Stock, all without stockholder approval. The proposed Amendment would not change the rights of the holders of any of the Company's outstanding Common Stock or Preferred Stock.

         If the amendment is approved, the Board may cause the issuance of additional shares of Common Stock and Preferred Stock without further vote of Stockholders of the Company, except as provided under the Delaware corporate law or under the rules of any securities exchange on which shares of the Common Stock or Preferred Stock are then listed. Current Stockholders have no preemptive or like rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of the Common Stock and Preferred Stock may also include dilution of the voting dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock and Preferred Stock.

         In addition, the Board could use authorized but unissued shares of the Common Stock and Preferred Stock to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of the Common Stock and Preferred Stock may deter a future takeover attempt which holders of the Common Stock and Preferred Stock may deem to be in their best interest or in which holders of the Common Stock and Preferred Stock may be offered a premium for their shares over the market price. The Board is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the amendment to increase the authorized Common Stock and Preferred Stock is not prompted by any specific effort or takeover threat currently perceived by management.

         The Board will, in the exercise of its fiduciary duties to the Stockholders, weigh all the factors carefully, together with the needs and prospects of the Company, before committing to the issuance of further shares not requiring stockholder approval.


RECOMMENDATION:

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING IS REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENT. THE BOARD BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


                           PROPOSAL III - APPROVAL OF
                  AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN


         The Board of Directors on March 13, 1996 unanimously approved a proposed amendment to Article IV of the Company's Stock Option Plan (the "Plan"). The proposed amendment to Article IV would increase the number of shares of the Common Stock reserved under the Plan from 1.5 million to 2 million. However, no new options may be granted which would result in their being outstanding aggregate options exceeding 10% of the Common Stock outstanding plus those shares issuable under convertible securities. The proposed amendment, a copy of which is set forth in EXHIBIT B, is being submitted to the Meeting for Stockholder approval.

EFFECT OF AND REASONS FOR PROPOSED AMENDMENT

         The purpose of increasing the number of shares of Common Stock reserved under the Plan is to strengthen the ability of the Company to attract and to retain the services of experienced and knowledgeable individuals and key employees ("Participants") as members of management of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide those individuals with an additional incentive to continue in their position, for the best interest of the Company and its stockholders.

         Under the Plan, if the amendment is approved by the Stockholders, the Company will increase the number of shares reserved under the Plan from 1.5 million to 2 million shares of Common Stock ("Stock Options"). The exercise price for each Stock Option will be the fair market value on the date of grant. However, no new options may be granted which would result in their being outstanding aggregate options exceeding 10% of the Common Stock outstanding together with those shares of Common Stock issuable under convertible securities.

         Stock Options may be exercised, during the period beginning one year after the date of grant and ending five years after the date of grant, provided that 30% of the shares of Common Stock covered by any such Stock

Option vest one year after the date of grant, an additional 30% of such shares of Common Stock vest two years after the date of grant, and all remaining shares of Common Stock vest three years after the date of grant.

         If a Participant ceases, for any reason other than such Participant's death or disability, to be an employee of the Company or any of its affiliates, the portion, if any, of such Stock Options that remain unexercised, including that portion, if any, that is not yet exercisable, on the date Participant ceases to be an employee of the Company or any of its affiliates, shall terminate and cease to be exercisable as of such date.

         If a Participant ceases, by reason of a disability, to be an employee of the Company or any of its affiliates, such Participant shall have the right for 90 days after the date such Participant ceases to be an employee of the Company or its affiliates to exercise his Stock Options to the extent such Stock Options are exercisable on such date, and thereafter such Stock Options shall terminate and cease to be exercisable.

         If a Participant dies while an employee of the Company or any of its affiliates, such Stock Options shall be exercisable by such Participant's legal representatives, legatees, or distributees for 90 days following the date of such Participant's death to the extent such Stock Options are exercisable on such Participant's date of death. Thereafter such Stock Options shall terminate and cease to be exercisable.

EXERCISE

         Payment for stock issued upon the exercise of a Stock Option may be made in cash or, with the consent of the Compensation Committee (i) by assigning and delivering to the Company whole shares of Common Stock owned by the holder of the Stock Option for at least six months prior to the date of exercise or
(ii) partly in cash and partly in such shares of Common Stock. Any shares of Common Stock so assigned and delivered to the Company in payment or partial payment of the purchase price shall be valued at the fair market value on the date of exercise.

         A Participant may be required to pay to the Company at the time of exercise of a Stock Option or portion thereof the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state, or local income or other taxes incurred by reason of such exercise. Where the exercise of a Stock Option does not give rise to an obligation to withhold Federal, state, or local income or other taxes on the date of exercise, the Company may, in its discretion, require a Participant to place shares of Common Stock purchased under the Stock Option in escrow for the benefit of the Company until such time as Federal, state, or local income or other tax withholding is no longer required with respect to such shares or until such withholding is required on amounts included in the gross income of the Participant as a result of the exercise of a Stock Option or the disposition of shares of Common Stock acquired pursuant thereto.

FEDERAL INCOME TAX CONSEQUENCES

         There are no tax consequences to the Participants or the Company by reason of the grant of the Stock Options. Upon exercise of a nonqualified Stock Option, the Participant will recognize taxable ordinary income equal to the excess of the Common Stock's fair market value on the date of exercise over the exercise price. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the Participant. With an incentive Stock Option, the Participant is first taxed when he sells or otherwise disposes of the stock acquired by option and therefore the Company generally receives no tax deduction for incentive stock options. Upon disposition of the Common Stock, the Participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.

RECOMMENDATION:

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES CAST AT THE MEETING IS REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENT. THE BOARD BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the NASDAQ. Copies of such reports are required to be furnished to the Company.

         Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

OTHER BUSINESS

         Management of the Company knows of no other business which will be presented for consideration at the meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

FINANCIAL INFORMATION

         The Form 10-K for the fiscal year ended December 31, 1995, accompanies this proxy statement. The Form 10-K does not constitute a part of the proxy soliciting material.


STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any stockholder desiring to present to stockholders a stockholder proposal at the 1996 Annual Meeting must transmit such proposal to the Company so that it is received by the Company on or before December 20, 1996. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                                     Jeffery A. Bynum
                                                     Secretary

April 23, 1996
Fort Worth, Texas

                                                                       Exhibit A



                           TEXT OF PROPOSED AMENDMENT
             WITH RESPECT TO THE COMPANY'S ARTICLES OF INCORPORATION


     RESOLVED, that Article Fourth of the Company's Articles of Incorporation be amended to read as follows:


     "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 39,000,000 shares, divided into the classes as follows:

     4,000,000    Serial Preferred Shares having a par value of $1.00 per share and,

     35,000,000   Common Shares having a par value of $.01 per share, and"

The remainder of Article FOURTH shall remain unchanged.

                                                                      Exhibit B







                         TEXT OF PROPOSED PLAN AMENDMENT
                               WITH RESPECT TO THE
                           COMPANY'S STOCK OPTION PLAN


     RESOLVED, that the plan agreement of the Company's Stock Option Plan be amended by revising Article IV which shall read as follows:

                                   ARTICLE IV

                                     SHARES
                                     ------

     There shall be 2 million shares of Common Stock reserved under the Plan, subject to adjustment in accordance with Article IV hereof. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired on the open market or otherwise for the account of the Participants. The Committee shall determine from time to time whether the shares of Common Stock shall be authorized or unissued shares or reacquired shares.

Form of proxy card




                              LOMAK PETROLEUM, INC.
           500 Throckmorton Street, Suite 2104-Fort Worth, Texas 76102
     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Chad L. Stephens and John H. Pinkerton, and each of them, as Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders (the "Meeting") of LOMAK PETROLEUM, INC., a Delaware corporation ("Lomak"), on May 23, 1996 at 9:00 a.m., or at any adjournment thereof, in the manner designated below, all of the shares of Lomak Common Stock and Lomak Preferred Stock that the undersigned be entitled to vote if personally present.

     1.  To elect seven (7) Directors for one-year terms.
           __  FOR all nominees listed below.  (Except as otherwise indicated below)      __ WITHHOLD AUTHORITY to vote for all
                                                                                             nominees listed below.

     Nominees: Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen
               Finkelson, Ben A. Guill, C. Rand Michaels and John H. Pinkerton

     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

     ---------------------------------------------------------------------------

     2. To approve an amendment to the Company's Articles of Incorporation with respect to increasing the number of authorized shares of Common Stock from 20,000,000 to 35,000,000 shares and Preferred Stock from 2,000,000 to 4,000,000 shares.

           __ FOR             __ AGAINST            __  ABSTAIN

     3. To approve an amendment to the Company' Stock Option Plan to increase the number of authorized shares in the plan from 1.5 million to 2 million.

           __ FOR             __ AGAINST            __  ABSTAIN


                                   (Continued and to be signed on reverse side.)

     ---------------------------------------------------------------------------
                                                  (Continued from reverse side.)


     4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting and all adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3 AND IN THE PROXIES DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

                                  Date:                                   , 1996
                                 -----------------------------------------------


                                 -----------------------------------------------
                                                                       Signature


                                 -----------------------------------------------
                                                       Signature if held jointly

     PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH SIGNING. WHEN A PROXY IS GIVEN BY A CORPORATION, PLEASE GIVE YOUR FULL CORPORATION NAME AND HAVE THE PROXY SIGNED BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.
                    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.